EXHIBIT 99.2

Indemnification Agreement

INDEMNIFICATION AGREEMENT, dated as of September 19, 2005 between Inland Retail Real Estate Trust, Inc., a Maryland corporation (the “Company”), and the undersigned officer of the Company (the “Indemnitee”).

WHEREAS, the Amended and Restated Articles of Charter of the Company provide for certain rights of indemnification of, and advancement of expenses to, the officers, directors and employees of the Company (the “Articles Indemnification”);

WHEREAS, the By-Laws of the Company provide for certain rights of indemnification of, and advancement of expenses to, the officers, directors and employees of the Company (and together with the Articles Indemnification, the “Indemnification and Advancement Rights”);

WHEREAS, the attached Exhibit 1 provides certain rights of indemnification of and advances of expenses to persons, officers and directors (“Exhibit 1”);

WHEREAS, the Indemnification and Advancement Rights and Exhibit 1 further provide that they shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or employee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators;

WHEREAS, the Company and the Indemnitee wish to enter into this Indemnification Agreement to evidence such contract rights;

NOW, THEREFORE, in consideration of the Indemnitee’s agreement to serve as an officer and employee of the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company agrees to provide the Indemnitee with the Indemnification and Advancement Rights and Exhibit 1, and agrees that such rights and privileges shall continue as to the Indemnitee after the Indemnitee has ceased to be an officer and employee of the Company and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

IN WITNESS WHEREOF, the Company and the Indemnitee have executed this Indemnification Agreement as of the day and year first above written.

INLAND RETAIL REAL ESTATE TRUST, INC.

By	/s/ Barry L. Lazarus
Its President

/s/ Robert J. Walner
ROBERT J. WALNER

EXHIBIT 1

Indemnification

SECTION 1.  Actions Against a Person or Officers and Directors.  Subject only to any legal restrictions in accordance with Section 2-418 of the MGCL, but to the maximum extent authorized or permitted by the MGCL, as may be amended from time to time (but only to the extent that such amendment permits the Company to provide broader and more complete indemnification than the prior law), the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), witness fees, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

SECTION 2.  Actions Against the Company.  The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the Company.

SECTION 3.  Final Indemnification Determination.  Any indemnification determination under Sections 1 and 2 of this Article (unless ordered by a court) shall be made only upon the final conclusion of such action, suit or proceeding.  In the event the Company and the person who seeks indemnification do not agree that indemnification of such director, officer, employee or agent is proper in the circumstances because he has not met the applicable standard of conduct set forth in Sections 1 and 2 hereof, the final and binding determination shall be made by arbitration and by an arbitrator who is or was either a federal judge or Illinois Chancery judge.

SECTION 4.  Advance Indemnity Payments.  In all circumstances, expenses incurred in defending a civil or criminal action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding, subject only to the receipt of a written undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately and finally determined that he is not entitled to be indemnified by the Company as authorized in this Article.

SECTION 5.  Non-Exclusivity.  The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the

Company’s Articles of Incorporation, as amended, any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

SECTION 6.  Indemnity Insurance.  The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not he is indemnified against such liability under the provisions of this Article.

SECTION 7.  Consolidations.  For the purposes of this Article, references to “the Company” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he has served the resulting or surviving corporation in the same capacity.

SECTION 8.  Spouse and Children.  Indemnification pursuant to this Article shall also apply to the spouse (whether by statute or at common law and without regard to the location of the governing jurisdiction) and children of a director, officer, employee or agent of the Company as express third-party beneficiaries hereunder to the same extent and subject to the same limitations applicable to such director, officer, employee or agent hereunder for claims arising out of the status of such person as a spouse or child of such director, officer, employee or agent, including claims seeking damages from marital property (including community property) or property held by such director, officer, employee or agent and such spouse or property transferred to such spouse or child.